The subsidiaries of AutoTradeCenter.com Inc., an Arizona corporation, are as follows:

1.       Auto Network Group of New Mexico, Inc., a New Mexico corporation

2.       Pinnacle Dealer Services, Inc., an Arizona corporation

3.       BusinessTradeCenter.com Inc., an Arizona corporation

4. AutoTradeCenter Remarketing Services, Inc. (formerly Walden Remarketing Services, Inc.), a Nevada corporation

5.       Auto Network Group Northwest, Inc., an Oregon corporation

6.       NDSCo.com, Inc., a Utah corporation

7.       Auto Group of San Antonio, Ltd., a Texas limited partnership

8.       Auto Network Group of Eastern Pa., Inc., a Pennsylvania corporation